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                                                                  Exhibit: 4.4FT





                     STOCK RESTRICTIONS AND SALE AGREEMENT


                       FUTECH EDUCATIONAL PRODUCTS, INC.

                   VINCENT W. GOETT and MELISSA TURNER GOETT

                                   ---------


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                     STOCK RESTRICTIONS AND SALE AGREEMENT

     THIS STOCK RESTRICTIONS AND SALE AGREEMENT ("Agreement") is made on the date hereinafter subscribed, by and between VINCENT W. GOETT AND MELISSA TURNER GOETT, HUSBAND AND WIFE, AS JOINT TENANTS WITH RIGHTS OF SURVIVORSHIP (collectively "Stockholder"), and FUTECH EDUCATIONAL PRODUCTS, INC., an Arizona corporation ("Corporation").

                                   WITNESSETH

     WHEREAS, the Stockholder owns Eight Hundred Sixty-five Thousand Eight Hundred Fifty-two (865,852) shares of the common capital stock of the Corporation;

     WHEREAS, a condition of the issuance of said stock requires the Stockholder to subject their stock to the restrictions hereinafter contained to further enable the Corporation to purchase their stock upon any subsequent proposed transfer or encumbrance.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings hereinafter contained, it is mutually agreed as follows:

I.   SHARES OF STOCK OWNED BY THE STOCKHOLDER

     1.01 SHARES NOW OWNED. The Stockholders is the owner of the number of shares of the common capital stock of the Corporation as set forth on the Certificate ("Shares") attached hereto and incorporated herein by reference. All of such Shares of the Corporation is subject to this Agreement and shall be held subject to the terms hereof.

     1.02 AFTER ACQUIRED SHARES. The Stockholder agrees that if any additional shares of the common capital stock of the Corporation are acquired by the Stockholder, in any manner, including, but not limited to, those received by reason of a stock dividend, stock split, recapitalization of the Corporation, gift, inheritance, purchase, enforcement of a lien by foreclosure or by any other means whatsoever, such shares shall also be subject to the terms and provisions of this Agreement.

     1.03 POSSESSION, STOCK POWER, POWER OF ATTORNEY AND ACTIONS CONCERNING CERTIFICATES. Upon the execution hereof, the Stockholder shall deposit all of the certificate with the Corporation together with a stock power entitled "Assignment Separate From Certificate" executed with assignee and effective date blank. The Stockholder shall follow the same procedure with regard to all certificates hereafter acquired. The Stockholder
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hereby grants to the Corporation the power of attorney to complete the assignee and effective date to carry out the terms of this Agreement, whenever the terms hereof provide for a transfer of such Shares, and the Corporation shall not be liable for any errors made in good faith.

II. TRANSFER OF STOCK BY THE STOCKHOLDER DURING LIFETIME

     2.01 PROPOSED TRANSFER DURING LIFETIME OF THE STOCKHOLDER. In the event that the Stockholder (hereinafter the "Selling Stockholder") shall, during their lifetime, desire to sell, assign, gift, encumber or in any other manner dispose of (hereinafter referred to as "transfer or encumber") the Shares, in whole or in part, they shall first offer to transfer or encumber such Shares of stock to the Corporation by giving notice in writing to the Board of Directors of the Corporation. The notice shall contain the price and all of the terms and conditions of such proposed transfer or encumbrance, the number of shares and the name of the person or persons to be involved in the proposed transfer or encumbrance. Upon receipt of the written notice, the Corporation may elect to purchase or participate in the transfer or encumbrance of all of such stock, on the terms proposed, in the manner set forth below. Notwithstanding the foregoing, or any other provision of this Article II, no Shareholder shall sell, exchange, assign, give or otherwise transfer any shares of the Corporation to any one other than an individual, estate or trust that is an eligible shareholder of a S Corporation under the provisions of Section 1361 of the Internal Revenue Code of 1986, as amended and in a manner permitted by this Agreement.

     2.02 ELECTION BY CORPORATION. Upon receipt of the written notice specified in Paragraph 2.01 above, the Corporation shall have twenty (20) days therefrom within which to accept the Selling Stockholder's offer upon the same terms and conditions as are set forth in such written notice. The Selling Stockholder shall not be entitled to vote either as a member of the Board of Directors or a stockholder at the meeting held for the purpose of making the corporate election. If the Corporation elects to accept the Selling Stockholder's offer, such acceptance shall be made in writing and posted in the United States mail to the Selling Stockholder prior to expiration of the twenty (20) day election period. If the Corporation elects to not accept the Selling Stockholder's offer, it shall immediately notify the Stockholder.

     2.03 VOID TRANSFERS. Any transfer or encumbrance to persons for a different number of shares, or at a lesser price or on terms less favorable to the Selling Stockholder than those originally proposed, shall be invalid unless first offered to the Corporation as hereinabove provided. In the event that the Selling Stockholder does not consummate their proposed transfer or encumbrance within ninety (90) days from the final notice of rejection by the Corporation, such offer by the Selling Stockholder shall terminate


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and any subsequent offer of transfer or encumbrance shall again comply with the terms of this Agreement.

     2.04 DISCLOSURE OF TERMS OF TRANSFER TO THIRD PARTIES. If any transfer or encumbrance occurs to any person or entity other than the Corporation, the Selling Stockholder shall immediately deposit with the Corporation executed copies of all documents relating to such transfer or encumbrance, and the Corporation shall have the right to investigate the details of any such transfer or encumbrance.

III. DEATH OF THE STOCKHOLDER

     3.01 DEATH OF THE STOCKHOLDER. The parties agree that the provisions of
Article II of this Agreement shall not be operative upon the death of VINCENT
W. GOETT and/or MELISSA TURNER GOETT.

IV. TRANSFERS

     4.01 CLOSING TRANSACTION. All stock transfers or encumbrances made hereunder shall be consummated through and delivery shall be made at the offices of the Corporation, and all instruments, documents and stock certificates required shall be signed or endorsed on or before the closing date and shall be delivered to the Corporation. The purchaser or lender, if other than the Corporation, shall deposit the purchase price or loan (or the initial payment, if there are deferred installments) with the Corporation on or before the closing date. When all parties have complied, the Corporation shall deliver at its principal office the purchase price or loan to the seller, an original or signed copy of all documents and instruments to all of the parties to the transaction, and certificates representing the stock transferred to the purchaser or lender according to the terms of any pledge or security agreement.

     4.02 DIVIDENDS AND VOTING RIGHTS.

     a. After the Corporation receives notice of an offer under Article II, it shall withhold all dividends payable in cash, kind or stock on each share to be sold, offered for sale or used as collateral for a loan until the same is completed or canceled or the offer rejected as to that share. All dividends payable after an offer for sale shall belong to the purchaser or, if a loan transaction is entered into; shall be distributed in accordance with its provisions.

     b. After a sale under Article II, the parties purchasing the Shares shall, so long as not in default under the terms thereof, be entitled to vote those Shares. However, a purchaser of stock under Article II shall have no right to vote shares until those shares have been reissued to him.


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     4.03 ENDORSEMENT ON STOCK CERTIFICATES. Upon the execution of this
Agreement, the certificates of stock which are the subject matter of this Agreement shall be endorsed with the following legend:

          This certificate is transferable only upon compliance with the provisions of that certain Stock Restrictions and Sale Agreement to which the Corporation and one of its Stockholders are parties. The Corporation will mail to the Stockholder a copy of said restrictions without charge within five (5) days of receipt of written request therefor.

     All stock hereafter issued to the Stockholder shall bear the same endorsement.

V.   ENFORCEMENT, BREACH AND NON-PERFORMANCE

     5.01 REMEDIES. The stock of the Corporation cannot be readily purchased, sold or encumbered in the open market, and for that reason, among others, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise concerning the transfer or encumbrance of stock, an injunction may be issued restraining any transfer or encumbrance pending the determination of such controversy. In the event of any controversy concerning the right or obligation to purchase, sell or encumber any of the stock, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall be cumulative and not exclusive, and shall be in addition to any other remedy which the parties have at law or in equity.

     5.02 ATTORNEYS' FEES. If any action should be brought for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursement, by the opposing party, of its reasonable attorneys' fees in addition to all other relief awarded.

     5.03 CONSENT, ACQUIESCENCE AND WAIVER. No acquiescence in, waiver of, or failure to enforce any breach, default, violation or remedy shall be a waiver of subsequent or other breaches, defaults, violations or remedies. Acquiescence in or consent to a transfer or grant of a security interest prohibited by this Agreement, or inconsistent herewith shall not void or vitiate this Agreement, or any part hereof (except and only to the extent made impossible of performance) unless the transfer or grant itself terminates this Agreement.

     5.04 NOTICE. Any notice required to be given hereunder shall be in writing and delivered personally or mailed by certified mail, if directed to the Corporation, to the Corporation's principal place of business, or if directed to the Stockholder, to the

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Stockholder's address as it appears in the stock transfer record of the
Corporation. The Stockholder's address as of this date is set forth below the signatures hereon. Notice shall be deemed given on the date of personal delivery or, if mailed, the date of delivery shown on the return receipt for certified mail.

     5.05 ASSIGNMENT. No right or interest in, under or arising by virtue of this Agreement may be assigned, and no encumbrances therein may be created, and any such assignment or encumbrance shall be null and void.

VI.  TERM AND TERMINATION

     6.01 TERM. This Agreement shall take effect on the date hereinafter subscribed and shall remain in effect until termination as hereinafter provided in Paragraph 6.02.

     6.02 TERMINATION. This Agreement shall be terminated in the event of any of the following:

     a. The mutual agreement of all parties hereto to terminate this Agreement;

     b. The Corporation is adjudicated insolvent or bankruptor dissolves or makes an assignment or a substantial part of the assets for the benefit of creditors;

     c. The Corporation merges or consolidates with another corporation or sells or transfers all or substantially all of its assets;

     d. The sale of all of the stock of the Stockholder during the lifetime of the Stockholder within the permissive provisions of this Agreement, but only as to the Stockholder.

VII. INTERPRETATION AND CONSTRUCTION

     7.01 TIME PERIODS. Time periods referred to herein shall be determined by excluding the day of the event when the period commences or from which it runs and shall expire at 5:00 o'clock p.m., local time, on the last day included in such period unless it falls on a Saturday, Sunday or legal holiday, and then it shall expire at 5:00 o'clock p.m., local time, on the first following business day.

     7.02 CAPTIONS AND HEADINGS. All headings set forth in the Agreement are intended for convenience only and shall not concern or affect the meaning, construction or effect of this Agreement of the provisions hereof. Recitals shall not be construed as separate agreements or affect the interpretation of the other provision's hereof


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     7.03 INVALID PROVISIONS. The invalidity or unenforceability of any particular provision shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions have been removed.


     7.04 CONTROLLING LAW; IMPAIRMENT OF CAPITAL. This Agreement shall be governed by the laws of the State of Arizona. The parties hereto understand that a corporation may purchase its own shares only where no statutory liability is placed upon its stock, and the corporation is solvent and subject to the rights of creditors and non-assenting stockholders. The parties hereto further understand that the purchase of shares should be from the corporate surplus without impairing its capital, and this Agreement is entered into in full consideration of the law.

     7.05 JOINT TENANTS. It is mutually agreed by the parties hereto that in the event that the Stockholder shall elect to have her stock certificate held in joint tenancy with another person, that joint tenant shall be made a party hereto.

     7.06 COUNTERPARTS. This Agreement may be executed in multiple counterparts and when a counterpart has been executed by each of the parties hereto, such counterparts, taken together, shall constitute a single agreement. Duplicate originals may also be utilized, each of which shall be deemed an original document.

     IN WITNESS WHEREOF, each Stockholder, on the 27 day of January, 199   has
hereunto set their name, and the Corporation has caused its name to be signed by its President and attested by its Secretary.


                                        "STOCKHOLDER"




                                        /s/  Vincent W. Goett        1/27/94
                                        -------------------------------------
                                        VINCENT W. GOETT               Date



                                        --------------------------

                                        --------------------------

                                        602  949-0533  (Phone #)
                                        ---------------



                                        /s/  Melissa Turner Goett    1/27/94
                                        -------------------------------------
                                        MELISSA TURNER GOETT           Date


                                        --------------------------

                                        --------------------------

                                        602  949-0533  (Phone #)
                                        ---------------


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                                   "CORPORATION"

                                   FUTECH EDUCATIONAL PRODUCTS, INC.,
                                   an Arizona corporation



                                   BY: /s/ Stephen McTaggart  1/28/97
                                       ------------------------------
                                       President               Date


ATTEST:



/s/ Debra McTaggart        1/28/97
-----------------------------------
DEBRA McTAGGART             Date
Secretary




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